Exhibit 4.1
EXECUTION COPY

PROLOGIS
as Issuer
and
U.S. BANK NATIONAL ASSOCIATION
as Trustee
TENTH SUPPLEMENTAL INDENTURE
Dated as of March 16, 2010
3.25% Convertible Senior Notes due 2015

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TENTH SUPPLEMENTAL INDENTURE
3.25% Convertible Senior Notes due 2015
THIS TENTH SUPPLEMENTAL INDENTURE, dated as of March 16, 2010 (this “Tenth Supplemental Indenture”), by and between PROLOGIS (formerly ProLogis Trust and prior thereto Security Capital Industrial Trust), a real estate investment trust organized under the laws of the State of Maryland having its principal office at 4545 Airport Way, Denver, Colorado 80239 (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (as successor in interest to State Street Bank and Trust Company), having a corporate trust office at Corporate Trust Services, 100 Wall Street, Suite 1600, New York, New York 10005, as successor Trustee (in such capacity, the “Trustee”) under the Base Indenture (defined below).
RECITALS OF THE COMPANY:
          The Company and the Trustee have heretofore entered into an Indenture dated as of March 1, 1995, as amended by a First Supplemental Indenture dated as of February 9, 2005, a Second Supplemental Indenture dated as of November 2, 2005, a Third Supplemental Indenture, dated as of November 2, 2005, a Fourth Supplemental Indenture dated as of March 26, 2007, a Fifth Supplemental Indenture dated as of November 8, 2007, a Sixth Supplemental Indenture, dated as of May 7, 2008, a Seventh Supplemental Indenture, dated as of May 7, 2008, an Eighth Supplemental Indenture, dated August 14, 2009, and a Ninth Supplemental Indenture, dated as of October, 1, 2009 (as so supplemented hereinafter called the “Base Indenture”), between the Company and the Trustee, providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsubordinated indebtedness (the “Securities”).
          Section 301 of the Base Indenture provides for various matters with respect to any series of Securities issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture.
          Section 901(7) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as provided by Sections 201 and 301 of the Base Indenture without the consent of the Holders of any Securities.
          WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issue of its 3.25% Convertible Senior Notes due 2015 (hereinafter referred to as the “Notes”), initially in an aggregate principal amount not to exceed $460,000,000, and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Board of Trustees of the Company has duly authorized the execution and delivery of this Tenth Supplemental Indenture; and
          WHEREAS, the Notes, the certificate of authentication to be borne by the Notes, a form of assignment, a form of the Fundamental Change Repurchase Notice, a form of conversion notice and certificate of transfer to be borne by the Notes are to be substantially in the forms hereinafter provided for; and

          All things necessary to make the Base Indenture, as hereby modified, a valid agreement of the Company, in accordance with its terms, have been done.
          NOW THEREFORE, THIS TENTH SUPPLEMENTAL INDENTURE WITNESSETH:
          For and in consideration of the premises and of the covenants contained herein and in the Base Indenture, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes issued on or after the date of this Tenth Supplemental Indenture, as follows:
ARTICLE I
DEFINITIONS
          Section 1.01 Relation to Base Indenture. This Tenth Supplemental Indenture constitutes an integral part of the Base Indenture.
          Section 1.02 Definitions. For all purposes of this Tenth Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:
               (a) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture;
               (b) Terms defined both herein and in the Base Indenture shall have the meanings assigned to them herein;
               (c) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Tenth Supplemental Indenture; and
               (d) All other terms used in this Tenth Supplemental Indenture, which are defined in the Trust Indenture Act or which are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires) shall have the meanings assigned to such terms in said Trust Indenture Act and in said Securities Act as in force at the date of the execution of this Tenth Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Tenth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.
          “Additional Shares” shall have the meaning specified in Section 8.01(g).
          “Business Day” means any day, other than a Saturday or Sunday, or legal holidays on which banks in The City of New York or The City of Boston are not required or authorized by law or executive order to be closed.
          “close of business” means 5:00 p.m. (New York City time).

          “Change of Control” shall be deemed to occur upon the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which more than 50% of the Common Shares are exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% common stock (or American Depositary Shares representing shares of common stock) that is: (a) listed on, or immediately after the consummation of such transaction or event, will be listed on, a United States national securities exchange or (b) approved, or immediately after such transaction or event will be approved, for listing or quotation on any United States system of automated dissemination of quotations of securities prices.
          “Common Shares” means, subject to Section 8.06, common shares of beneficial interest of the Company, par value $0.01 per share, at the date of this Tenth Supplemental Indenture or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and that are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
          “Company” means ProLogis, a Maryland real estate investment trust, and subject to the provisions of Article VII, shall include its successors and assigns.
          “Conversion Agent” shall mean the Trustee or any successor office or agency where the Notes may be surrendered for exchange.
          “Conversion Date” shall have the meaning specified in Section 8.02(c).
          “Conversion Obligation” shall have the meaning specified in Section 8.01(a).
          “Conversion Price” means as of any date $1,000 divided by the Conversion Rate as of such date.
          “Conversion Rate” shall have the meaning specified in Section 8.01(a).
          “Debt Instrument ” means any bond, debenture, note, mortgage, indenture (including the Indenture) or other instrument.
          “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the person specified in the Base Indenture as the Depositary with respect to such Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Tenth Supplemental Indenture, and thereafter, “Depositary” shall mean or include such successor.
          “Distributed Property” shall have the meaning specified in Section 8.04(c).

          “Dividend Threshold Amount” shall have the meaning specified in Section 8.04(d).
          “Effective Date” shall have the meaning specified in Section 8.01(g)(1).
          “Event of Default” means, with respect to the Notes, any event specified in Section 5.01, continued for the period of time, if any, and after the giving of notice, if any, therein designated.
          “Ex-Date” means, with respect to any issuance or distribution on the Common Shares or any other equity security, the first date on which the shares of Common Shares or such other equity security trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Fundamental Change” means a Change of Control or a Termination of Trading.
          “Fundamental Change Company Notice” shall have the meaning specified in Section 9.02(b).
          “Fundamental Change Repurchase Date” shall have the meaning specified in Section 9.02(a).
          “Fundamental Change Repurchase Notice” shall have the meaning specified in Section 9.02(a)(i).
          “Fundamental Change Repurchase Price” shall have the meaning specified in Section 9.02(a).
          “Global Note” shall have the meaning specified in Section 2.06(e).
          “interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes.
          “Interest Payment Date” means March 15 and September 15 of each year, beginning on September 15, 2010.
          “Last Reported Sale Price” means, with respect to the Common Shares or any other security for which a Last Reported Sale Price must be determined, on any date, the closing sale price per share of the Common Shares or unit of such other security (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which the Common Shares or such other security are traded. If the Common Shares or such other security are not listed for trading on a United States national or regional securities exchange on the relevant date, the Last

Reported Sale Price shall be the last quoted bid price per share of Common Shares or such other security in the over-the-counter market on the relevant date, as reported by the National Quotation Bureau or similar organization. If the Common Shares or such other security are not so quoted, the Last Reported Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Shares or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms selected from time to time by the Board of Trustees of the Company for that purpose. The Last Reported Sale Price shall be determined without reference to extended or after hours trading.
          “Market Disruption Event” means the occurrence or existence for more than a one-half hour period in the aggregate on any scheduled Trading Day for the Common Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Shares or in any options, contracts or future contracts relating to the Common Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.
          “Maturity Date” means March 15, 2015.
          “Noteholder” or “Holder” or “holder,” as applied to any Note, or other similar terms (but excluding the term “beneficial holder”), means any person in whose name at the time a particular Note is registered on the Security Register.
          “Notice of Conversion” shall have the meaning specified in Section 8.02(c).
          “Opening of Business” means 9:00 a.m. (New York City time).
          “Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 306 of the Base Indenture in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same debt as the lost, destroyed or stolen Note that it replaces.
          “Record Date,” with respect to the payment of interest on any Interest Payment Date, shall have the meaning specified in Section 2.03.
          “Reference Property” shall have the meaning specified in Section 8.06(b).
          “Reorganization Event” shall have the meaning specified in Section 8.06.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Spin-Off” shall have the meaning specified in Section 8.04(c).
          “Stock Price” means the price paid per Common Share in connection with a Fundamental Change pursuant to which Additional Shares shall be added to the Conversion Rate as set forth in Section 8.01(g) hereof, which shall be equal to (i) if holders of Common Shares receive only cash in such Fundamental Change, the cash amount paid per Common Share and

(ii) in all other cases, the average of the Last Reported Sale Prices of the Common Shares over the five consecutive Trading Day period ending on the Trading Day preceding the Effective Date of the Fundamental Change.
          “Termination of Trading” shall be deemed to occur if Common Shares, or any Common Shares (or American Depositary Receipts in respect of Common Shares) into which the Notes are convertible pursuant to the terms of this Tenth Supplemental Indenture, are not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).
          “Trading Day” means a day during which (i) trading in Common Shares generally occurs, (ii) there is no Market Disruption Event and (iii) a Last Reported Sale Price for Common Shares (other than a Last Reported Sale Price referred to in the next to last sentence of such definition) is available for such day; provided that if the Common Shares are not admitted for trading or quotation on or by any exchange, bureau or other organization referred to in the definition of Last Reported Sale Price (excluding the next to last sentence of that definition), Trading Date shall mean any Business Day.
          “Trigger Event” shall have the meaning specified in Section 8.04(c).
          “Underwriters” means Citigroup Global Markets Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Daiwa Securities America Inc., ING Financial Markets LLC, Mitsubishi UFJ Securities (USA), Inc., Scotia Capital (USA) Inc. and Credit Agricole Securities (USA) Inc.
          “Underwriting Agreement” means that certain Underwriting Agreement relating to the Notes, dated March 9, 2010, between the Company and the Underwriters.

ARTICLE II
ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES
          Section 2.01 Designation and Amount. The Notes shall be designated as the “3.25% Convertible Senior Notes due 2015.” The aggregate principal amount of Notes that may be authenticated and delivered under this Tenth Supplemental Indenture is initially limited to $460,000,000, subject to Section 2.07 and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes pursuant to Section 2.06, Section 8.02 and Section 9.02 hereof and Section 306 and Section 906 of to the Base Indenture.
          Section 2.02 Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the form set forth in Exhibit A.
          Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Tenth Supplemental Indenture, or as may be required by the Depositary, as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.
          A Global Note shall represent such principal amount of the Outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of Outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of Outstanding Notes represented thereby may from time to time be increased or reduced to reflect repurchases, conversions, transfers or exchanges permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of Outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with this Tenth Supplemental Indenture. Payment of principal and accrued and unpaid interest on a Global Note shall be made to the Holder of such Note on the date of payment, unless a Record Date or other means of determining Holders eligible to receive payment is provided for herein.
          The terms and provisions contained in the form of Note attached as Exhibit A hereto are incorporated herein and shall constitute, and are hereby expressly made, a part of this Tenth Supplemental Indenture and to the extent applicable, the Company and the Trustee, by their execution and delivery of this Tenth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.
          Section 2.03 Date and Denomination of Notes; Payments of Interest. The Notes shall be issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Note attached as

Exhibit A hereto. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
          The Person in whose name any Note (or its Predecessor Note) is registered on the Security Register at the close of business on any Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. Interest shall be payable at the office of the Company maintained by the Company for such purposes in the Borough of Manhattan, City of New York, which shall initially be an office or agency of the Trustee. The Company shall pay interest (i) on any Notes in certificated form by check mailed to the address of the Person entitled thereto as it appears in the Security Register (or upon written application by such Person to the Security Registrar not later than the relevant record date, by wire transfer in immediately available funds to such Person’s account within the United States, if such Person is entitled to interest on an aggregate principal in excess of $1,000,000) or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee. The term “Record Date” with respect to any Interest Payment Date shall mean the March 1 or September 1 preceding the applicable March 15 or September 15 Interest Payment Date, respectively.
          Section 2.04 Intentionally Omitted.
          Section 2.05 Execution, Authentication and Delivery of Notes. Section 303 of the Base Indenture shall be applicable to the Notes.
          Section 2.06 Exchange and Registration of Transfer of Notes; Restrictions on Transfer; Depositary.
               (a) The Company shall provide for the registration of the Notes and of transfers of the Notes in the Security Register. Upon surrender for registration of transfer of any Note to the Security Registrar or any co-registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.06, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount.
          Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.02. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes which the Noteholder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.
          All Notes presented or surrendered for registration of transfer or for exchange, repurchase or conversion shall (if so required by the Company, the Trustee, the Security Registrar or any co-registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company and duly executed, by the Noteholder thereof or his attorney-in-fact duly authorized in writing.
          No service charge shall be charged to the Noteholder for any exchange or registration of transfer of Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax, assessments or other governmental charges that may be imposed in connection therewith.
          None of the Company, the Trustee, the Security Registrar or any co-registrar shall be required to exchange or register a transfer of (a) any Notes surrendered for conversion or, if a portion of any Note is surrendered for conversion, such portion thereof surrendered for conversion or (b) any Notes, or a portion of any Note, surrendered for repurchase (and not withdrawn) in accordance with Article IX hereof.
          All Notes issued upon any registration of transfer or exchange of Notes in accordance with this Tenth Supplemental Indenture shall be the valid, binding and legal obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Tenth Supplemental Indenture as the Notes surrendered upon such registration of transfer or exchange.
               (b) Intentionally Omitted.
               (c) Intentionally Omitted.
               (d) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this instrument or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this instrument, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
               (e) So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law, all Notes shall be represented by one or more Notes in global form (each, a “Global Note”) registered in the name of the Depositary or the nominee of the Depositary. The transfer and exchange of beneficial interests in a Global Note, which does not involve the issuance of a definitive Note, shall be effected through the Depositary (but not the Trustee or the Custodian) in accordance with this Tenth Supplemental Indenture (including the restrictions on transfer set forth herein) and the procedures of the Depositary therefor.
          Section 2.07 Additional Notes; Repurchases. The Company may, without the consent of the Noteholders and notwithstanding Section 2.01, issue additional Notes hereunder with the same terms and with the same CUSIP number as the Notes initially issued hereunder in an unlimited aggregate principal amount, which will form the same series with the Notes initially issued hereunder, provided that no such additional Notes may be issued unless fungible with the Notes initially issued hereunder for U.S. federal income tax purposes. The Company may also from time to time repurchase the Notes in open market purchases by tender at any price or by private agreement without prior notice to Noteholders.
          Section 2.08 No Sinking Fund. The provisions of Article Twelve of the Base Indenture shall not be applicable to the Notes. No sinking fund is provided for the Notes.

          Section 2.09 Ranking. The Notes constitute a senior general obligation of the Company, ranking equally with other existing and future senior and unsubordinated indebtedness of the Company and ranking senior in right of payment to any future indebtedness of the Company that is expressly made subordinate to the Notes by the terms of such indebtedness.
ARTICLE III
REDEMPTION
          Section 3.01 Right to Redeem.
               (a) Notwithstanding any provision of the Base Indenture, as modified by this Tenth Supplemental Indenture, to the contrary, the Company may redeem the Notes prior to March 15, 2015, in whole, in order to preserve the Company’s status as a real estate investment trust under the Code.
               (b) Intentionally Omitted.
               (c) Any redemption of Notes shall be at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest; provided, however, that the Company may deduct and withhold from such Redemption Price any amount required to be deducted and withheld under applicable law.
          Section 3.02 Selection of Notes to be Redeemed.
               (a) The provisions of Section 1103 of the Base Indenture shall govern the selection of Notes to be redeemed by the Trustee.
          Section 3.03 Notice of Redemption. The provisions of Section 1104 of the Base Indenture shall govern notices of redemption of the Notes; provided, however, that in addition to the information specified in Section 1104 of the Base Indenture, notices of redemption of the Notes shall also state:
               (a) the then-current Conversion Price;
               (b) the name and address of the Conversion Agent; and
               (c) that Holders who wish to convert Notes must surrender such Notes for conversion no later than the close of business on the second Business Day immediately preceding the Redemption Date and must satisfy the other requirements set forth herein.
ARTICLE IV
PARTICULAR COVENANTS OF THE COMPANY
          Section 4.01 Payment of Principal and Interest.

               (a) Sections 307 and 1001 of the Base Indenture shall apply to the Notes; provided, however, that, with respect to any Noteholder with an aggregate principal amount in excess of $1,000,000, at the application of such Holder in writing to the Security Registrar not later than the relevant record date, accrued and unpaid interest on such Holder’s Notes shall be paid by wire transfer in immediately available funds to such Holder’s account in the United States supplied by such Holder from time to time to the Trustee and Paying Agent (if different from Trustee); provided further that payment of accrued and unpaid interest made to the Depositary shall be paid by wire transfer in immediately available funds in accordance with such wire transfer instructions and other procedures provided by the Depositary from time to time.
               (b) Except as otherwise provided in this Section 4.01(b), a Holder of any Notes at the close of business on a Record Date shall be entitled to receive interest on such Notes on the corresponding Interest Payment Date. A Holder of any Notes as of a Record Date that are converted after the close of business on such Record Date and prior to the opening of business on the corresponding Interest Payment Date shall be entitled to receive interest on the principal amount of such Notes, notwithstanding the conversion of such Notes prior to such Interest Payment Date. However, a Holder that surrenders any Notes for conversion between the close of business on a Record Date and the opening of business on the corresponding Interest Payment Date shall be required to pay the Company an amount equal to the interest payable by the Company with respect to such Notes on such Interest Payment Date at the time such Holder surrenders such Notes for conversion, provided, however, that this sentence shall not apply to a Holder that converts Notes:
               (i) in respect of which the Company has given notice of redemption pursuant to Section 3.03 on a Redemption Date that is after the relevant Record Date and on or prior to the relevant Interest Payment Date; or
               (ii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes;
               (iii) in connection with a Fundamental Change in which the Company has specified a Fundamental Change Repurchase Date that is after a Record Date and on or prior to the next Interest Payment Date; or
               (iv) after 5:00 p.m., New York City time on the Record Date immediately preceding the Maturity Date.
Accordingly, a Holder that converts Notes under any of the circumstances described in clauses (i), (ii), (iii) or (iv) above will not be required to pay to the Company an amount equal to the interest payable by the Company with respect to such Notes on the relevant Interest Payment Date.
          Section 4.02 Maintenance of Office or Agency for Conversion Agent. If at any time the Conversion Agent is not the Trustee or an office or agency designated or appointed by the Trustee, the Company will give prompt written notice to the Trustee of the location of such Conversion Agent. If at any time the Company shall fail to maintain an office or agency for the Conversion Agent, presentations, surrenders, notices and demands related to conversions of

Notes may be made or served at the Corporate Trust Office or the office or agency of the Trustee in the Borough of Manhattan, the City of New York.
          Section 4.03 Intentionally Omitted.
          Section 4.04 Intentionally Omitted.
          Section 4.05 Exclusion of Certain Provisions From Base Indenture. Section 1004, Section 1006, Section 1007 and Section 1011 of the Base Indenture shall not apply to the Notes. Section 1002, Section 1003, Section 1005, Section 1008, Section 1009 (as amended by Section 2.2 of the Second Supplemental Indenture to the Base Indenture), Section 1010 and Section 1012 of the Base Indenture shall be applicable to the Notes.
ARTICLE V
DEFAULTS AND REMEDIES
          Section 5.01 Events of Default. The provisions of Section 501(2) and Section 501(3) of the Base Indenture shall not be applicable to the Notes. As contemplated under Section 301 and Section 501(9) of the Base Indenture, the following events, in addition to the events described in clauses (1), (4), (5) (as amended by the Ninth Supplemental Indenture to the Base Indenture), (6) (as amended by the Ninth Supplemental Indenture to the Base Indenture), (7) and (8) of Section 501 of the Base Indenture, shall be Events of Default with respect to the Notes:
               (a) default in the payment of principal or premium, if any, of any Note when due and payable on the Maturity Date, upon redemption, repurchase, declaration or otherwise;
               (b) failure by the Company to comply with its obligation to convert the Notes into Common Shares upon exercise of a Holder’s conversion right, and such failure continues for a period of 10 days; or
               (c) failure by the Company to issue a Fundamental Change Company Notice in accordance with Section 9.02 when due, and such failure continues for a period of two days.
          Section 5.02 Article Five of Base Indenture. Except as amended by Section 5.01 hereof, all of the provisions of Article Five of the Base Indenture shall be applicable to the Notes.

ARTICLE VI
SUPPLEMENTAL INDENTURES
          Section 6.01 Supplemental Indentures Without Consent of Noteholders. The provisions of Section 901 of the Base Indenture shall be applicable to the Notes.
          Section 6.02 Modification and Amendment with Consent of Noteholders. Section 902 of the Base Indenture shall be applicable to the Notes. As contemplated by Sections 301 and 902 of the Base Indenture, no supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:
               (a) make any change that adversely affects the conversion rights of any Notes;
               (b) reduce the Fundamental Change Repurchase Price or Redemption Price of any Note, or amend or modify in any manner adverse to Noteholders the Company’s obligation to make such payments or Article III or Article IX of this Tenth Supplemental Indenture, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.
          Section 6.03 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article, the Base Indenture and this Tenth Supplemental Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Tenth Supplemental Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder and of any coupon appertaining thereto shall be bound thereby.
          Section 6.04 Article Nine of Base Indenture. Except as amended by this Article VI, all of the provisions of Article Nine of the Base Indenture shall be applicable to the Notes.
ARTICLE VII
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE
          Section 7.01 Company May Consolidate, Etc. on Certain Terms. Article Eight of the Base Indenture shall be applicable to the Notes.
ARTICLE VIII
CONVERSION OF NOTES
          Section 8.01 Conversion Privilege.

               (a) Subject to the conditions described in Section 8.11 hereof, and upon compliance with the provisions of this Article VIII, a Holder of Notes shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the close of business on the scheduled Trading Day immediately preceding the Maturity Date at a rate (the “Conversion Rate”) of 57.8503 Common Shares (subject to adjustment by the Company as provided in Section 8.04) per $1,000 principal amount of Notes (the “Conversion Obligation”) under the circumstances and during the periods set forth below.
               (b) Intentionally Omitted.
               (c) Intentionally Omitted.
               (d) In the event that the Company has delivered a notice of redemption in accordance with Section 1104 of the Base Indenture and Section 3.03 of this Tenth Supplemental Indenture to the Holders of Notes, a Holder of Notes may convert Notes at any time prior to the close of business on the second Business Day immediately preceding the corresponding Redemption Date; provided, however, that a Holder who has already delivered a Fundamental Change Repurchase Notice with respect to a Note may not convert such Note until the Holder has withdrawn the Fundamental Change Repurchase Notice in accordance with the terms of the Note and this Tenth Supplemental Indenture.
               (e) Intentionally Omitted.
               (f) Intentionally Omitted.
               (g) (1) If a Noteholder elects to convert Notes in connection with a Fundamental Change, the Conversion Rate applicable to each $1,000 principal amount of Notes so converted shall be increased by an additional number of Common Shares (the “Additional Shares”) as described below. Settlement of Notes tendered for conversion to which Additional Shares shall be added to the Conversion Rate as provided in this subsection shall be settled pursuant to Section 8.02 below, as applicable. For purposes of this Section 8.01(g), a conversion shall be deemed to be “in connection with” a Fundamental Change to the extent that the related conversion notice is delivered during the time period beginning on the 30th Trading Day prior to the anticipated Effective Date of such Fundamental Change and ending on the related Fundamental Change Repurchase Date, inclusive. Such conversion notice shall indicate that the Holder of Notes has elected to convert Notes in connection with a Fundamental Change; provided, however, that the failure to so indicate shall not in any way affect the Conversion Obligation or the right of such Holder to receive Additional Shares in connection with such conversion. The Company shall give notice to all record Noteholders and the Trustee and issue a press release of the Fundamental Change no later than 30 scheduled Trading Days prior to the anticipated effective date of the Fundamental Change.
               (i) The number of Additional Shares by which the Conversion Rate will be increased shall be determined by reference to the table attached as Schedule A hereto, based on the date on which the Fundamental Change occurs or becomes effective (the “Effective Date”), and the Stock Price; provided, that if the Stock Price is between two Stock Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the next higher and next lower Stock Price amounts and the two nearest Effective Dates, as applicable, based on a 365-day year; provided further that if (1) the Stock Price is greater than $40.00 per Common Share (subject to adjustment in the same manner as set forth in Section 8.04), no Additional Shares will be added to the Conversion Rate, and (2) the Stock Price is less than $13.40 per Common Share (subject to adjustment in the same manner as set forth in Section 8.04), no Additional Shares will be added to the Conversion Rate. Notwithstanding the foregoing, in no event will the total number of Common Shares issuable upon conversion exceed 74.6268 per $1,000 principal amount of Notes (subject to adjustment in the same manner as set forth in clauses (a), (b) and (c) of Section 8.04).
               (ii) The Stock Prices set forth in the first row of the table in Schedule A hereto shall be adjusted as of any date on which the Conversion Rate of the Notes is adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate in effect immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares within the table shall be adjusted in the same manner as the Conversion Rate as set forth in Section 8.04 (other than by operation of an adjustment to the Conversion Rate by adding Additional Shares).
          Section 8.02 Conversion Procedures.
               (a) (1) The Company shall settle its Conversion Obligations entirely in Common Shares. In satisfying its Conversion Obligations, the Company shall deliver a number of Common Shares equal to (i) the aggregate principal amount of Notes to be converted divided by $1,000, multiplied by (ii) the applicable Conversion Rate (which shall include any increases to reflect any Additional Shares that such Holder is entitled to receive pursuant to Section 8.01(g) above). The Company shall deliver such Common Shares, together with any cash in lieu of fractional Common Shares as set forth pursuant to clause (k) below, on the third Business Day immediately following the applicable Conversion Date. Notwithstanding the preceding sentence, if any calculation required in order to determine the number of Common Shares to be delivered by the Company in respect of a particular conversion is based upon data that will not be available to the Company on the applicable Conversion Date, the Company shall be entitled to delay settlement of that conversion until the third Business Day after the relevant data become available.
               (b) Intentionally Omitted.
               (c) Before any Holder of a Note shall be entitled to convert the same as set forth above, such Holder shall (1) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 4.01(b) and Section 8.02(i) and, if required, pay all taxes or duties, if any, and (2) in the case of a Note issued in certificated form, (A) complete and manually sign and deliver an irrevocable written notice to the Conversion Agent in the form on the reverse of such certificated Note (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and shall state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any Common Shares to be delivered upon settlement of the Conversion Obligation to be registered, (B) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (C) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 4.01(b) and Section 8.02(i), and (D) if required, pay all taxes or duties, if any. A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in this Section 8.02(c).
          No Notice of Conversion with respect to any Notes may be tendered by a Holder thereof if such Holder has also tendered a Fundamental Change Repurchase Notice and not validly withdrawn such Fundamental Change Repurchase Notice in accordance with the applicable provisions of Section 9.02.
          If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes, if any, that shall be payable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.
               (d) Delivery of the amounts owing in satisfaction of the Conversion Obligation shall be made by the Company in no event later than the date specified in Section 8.02(a). The Company shall make such delivery by issuing, or causing to be issued, and delivering to the Conversion Agent or to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depositary for the number of full Common Shares to which such Holder shall be entitled as part of such Conversion Obligation (together with any cash in lieu of fractional shares).
               (e) In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered, without charge to such Holder, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.
               (f) If a Holder submits a Note for conversion, the Company shall pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of Common Shares, if any, upon the conversion. However, the Holder shall pay any such tax that is due because the Holder requests any Common Shares to be issued in a name other than the Holder’s name. The Conversion Agent may refuse to deliver the certificates representing the Common Shares being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulations.
               (g) Except as provided in Section 8.04, no adjustment shall be made for dividends on any shares issued upon the conversion of any Note as provided in this Article.
               (h) Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.
               (i) Upon conversion, a Noteholder will not receive any separate cash payment for accrued and unpaid interest, except as set forth below. The Company’s settlement of its Conversion Obligation as described above shall be deemed to satisfy its obligation to pay the principal amount of the Note and accrued and unpaid interest to, but not including, the Conversion Date. As a result, accrued and unpaid interest to, but not including, the Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the preceding sentence, if Notes are converted after the close of business on a Record Date, Holders of such Notes as of the close of business on the Record Date will receive the interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular Record Date to the opening of business on the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest payable on the Notes so converted; provided, however, that no such payment need be made (1) if the Company has called the Notes for redemption or (2) to the extent of any overdue interest existing at the time of conversion with respect to such Note, (3) to Notes surrendered for conversion in connection with a Fundamental Change in which the Company has specified a Fundamental Change Repurchase Date that is after a Record Date and on or prior to the next Interest Payment Date, or (4) to Notes surrendered for conversion after 5:00 p.m., New York City time on the Record Date immediately preceding the Maturity Date. Except as described above, no payment or adjustment will be made for accrued interest on converted Notes.
               (j) The Person in whose name the certificate for any Common Shares issued upon conversion is registered shall be treated as a shareholder of record on and after the Conversion Date; provided, however, that no surrender of Notes on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the Person or Persons entitled to receive the Common Shares upon such conversion as the record holder or holders of such Common Shares on such date, but such surrender shall be effective to constitute the Person or Persons entitled to receive such Common Shares as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; such conversion shall be at the Conversion Rate in effect on the date that such Notes shall have been surrendered for conversion, as if the stock transfer books of the Company had not been closed. Upon conversion of Notes, such Person shall no longer be a Noteholder.

               (k) No fractional Common Shares shall be issued upon conversion of any Note or Notes. If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered. Instead of any fractional Common Share that would otherwise be issued upon conversion of any Note or Notes (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction (calculated to the nearest one-100th of a share) in an amount equal to the same fraction of the Last Reported Sale Price of the Common Shares on the Trading Day immediately preceding the Conversion Date.
               (l) Reserved.
          Section 8.03 Reserved.
          Section 8.04 Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company as follows:
               (a) In case the Company shall issue Common Shares as a dividend or distribution to holders of the outstanding Common Stock, or shall effect a subdivision into a greater number of Common Shares or combination into a lesser number of Common Shares, the Conversion Rate shall be adjusted based on the following formula:

CR¢ = CR0	x	OS¢

OS0
          where
CR0	=	the Conversion Rate in effect immediately prior to the Ex-Date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR¢	=	the Conversion Rate in effect as of the Ex-Date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OS0	=	the number of Common Shares outstanding immediately prior to such event; and

OS¢	=	the number of Common Shares outstanding immediately after such event.
Such adjustment shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the record date fixed for such determination. If any dividend or distribution of the type described in this Section 8.04(a) is declared but not so paid or made, or the outstanding Common Shares are not subdivided or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Trustees determines not to pay such dividend or distribution, or subdivide or combine the outstanding

Common Shares, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.
               (b) In case the Company shall issue to all or substantially all holders of its outstanding Common Shares any rights, warrants or convertible securities entitling them (for a period expiring within sixty (60) calendar days after the issuance thereof) to subscribe for or purchase Common Shares at a price per share less than the Last Reported Sale Price of the Common Shares on the Business Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be adjusted based on the following formula:

CR¢ = CR0	x	OS0 + X

OS0 + Y
          where
CR0	=	the Conversion Rate in effect immediately prior to the Ex-Date for such distribution;

CR¢	=	the Conversion Rate in effect as of the Ex-Date for such distribution;

OS0	=	the number of Common Shares outstanding immediately prior to such event;

X	=	the total number of Common Shares issuable pursuant to such rights, warrants or convertible securities; and

Y	=	the number of Common Shares equal to the aggregate price payable to exercise such rights, warrants or convertible securities divided by the average of the Last Reported Sale Prices per Common Share over the ten consecutive Trading Day period ending on the Business Day immediately preceding the record date (or, if later, the Ex-Date relating to such distribution) for the issuance of such rights, warrants or convertible securities.
Such adjustment shall be successively made whenever any such rights, warrants or convertible securities are issued and shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the date fixed for such determination. If such rights, warrants or convertible securities are not so exercised prior to their expiration, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such record date for such distribution had not been fixed.
          In determining whether any rights, warrants or convertible securities entitle the holder thereof to subscribe for or purchase Common Shares at a price per share less than the Last Reported Sale Price of the Common Shares on the Business Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Company for such rights, warrants or convertible securities and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Trustees.
               (c) In case the Company shall distribute to all or substantially all holders of its Common Shares, shares of beneficial interest, evidences of its indebtedness or other assets or property of the Company (including securities, but excluding dividends and distributions covered by Section 8.04(a), Section 8.04(b) or Section 8.04(d) and distributions described below in this paragraph (c) with respect to Spin-Offs) (any of such shares of beneficial interest, indebtedness, or other asset or property hereinafter in this Section 8.04(c) called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR¢ = CR0	x	SP0

SP0 – FMV
          where
CR0	=	the Conversion Rate in effect immediately prior to the Ex-Date for such distribution;

CR¢	=	the Conversion Rate in effect as of the Ex-Date for such distribution;

SP0	=	the average of the Last Reported Sale Prices of the Common Shares over the ten consecutive Trading Day period ending on the Business Day immediately preceding the record date for such distribution (or, if earlier, the Ex-Date relating to such distribution); and

FMV	=	the fair market value (as determined by the Board of Trustees) of the Distributed Property distributed with respect to each outstanding share of Common Shares on the record date for such distribution (or, if earlier, the Ex-Date relating to such distribution).
Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the date fixed for the determination of shareholders entitled to receive such distribution; provided that if the then fair market value (as so determined) of the portion of the Distributed Property so distributed applicable to one Common Share is equal to or greater than SP0 as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Noteholder shall have the right to receive, for each $1,000 principal amount of Notes upon conversion, the amount of Distributed Property such Holder would have received had such Holder owned a number of Common Shares equal to the Conversion Rate on the record date. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If the Board of Trustees determines the fair market value of any distribution for purposes of this Section 8.04(c) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in determining SP0 above.
          With respect to an adjustment pursuant to this Section 8.04(c) where there has been a payment of a dividend or other distribution on the Common Shares in shares of beneficial interest any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit (a “Spin-Off”), unless the Company distributes such shares of beneficial interest or equity interests to each Noteholder on the same basis as such Noteholder would have received had it converted its Notes solely into Common Shares immediately prior to such dividend or distribution, the Conversion Rate in effect immediately before 5:00 p.m., New York City time, on the Record Date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

CR¢ = CR0	x	FMV0 + MP0

MP0
          where
CR0	=	the Conversion Rate in effect immediately prior to such distribution;

CR¢	=	the Conversion Rate in effect immediately after such distribution;

FMV0	=	the average of the Last Reported Sale Prices of the shares of beneficial interest or similar equity interest distributed to holders of Common Shares applicable to one Common Share over the first ten consecutive Trading Day period after the effective date of the Spin-Off; and

MP0	=	the average of the Last Reported Sale Prices of Common Shares over the first ten consecutive Trading Day period after the effective date of the Spin-Off.
Such adjustment shall occur on the tenth Trading Day from, and including, the effective date of the Spin-Off; provided that in respect of any conversion within the ten Trading Days following any Spin-Off, references within this paragraph (c) to ten days shall be deemed replaced with such lesser number of Trading Days as have elapsed between such Spin-Off and the Conversion Date in determining the applicable Conversion Rate.
          Rights or warrants distributed by the Company to all holders of Common Shares, entitling the holders thereof to subscribe for or purchase Common Shares (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Common Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Shares, shall be deemed not to have been distributed for purposes of this Section 8.04 (and no adjustment to the Conversion Rate under this Section 8.04 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 8.04(c). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Tenth Supplemental Indenture, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 8.04 was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Shares as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.
          For purposes of this Section 8.04(c), Section 8.04(a) and Section 8.04(b), any dividend or distribution to which this Section 8.04(c) is applicable that also includes Common Shares to which Section 8.04(a) applies or rights or warrants to subscribe for or purchase Common Shares to which Section 8.04(a) or Section 8.04(b) applies (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such Common Shares or rights or warrants to which Section 8.04(c) applies (and any Conversion Rate adjustment required by this Section 8.04(c) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such Common Shares or such rights or warrants (and any further Conversion Rate adjustment required by Section 8.04(a) and Section 8.04(b) with respect to such dividend or distribution shall then be made), except (A) the record date of such dividend or distribution shall be substituted as “the record date” and “the date fixed for such determination” within the meaning of Section 8.04(a) and Section 8.04(b) and (B) any Common Shares included in such dividend or distribution shall not be deemed “outstanding immediately prior to such event” within the meaning of Section 8.04(a).
               (d) In case the Company shall pay a dividend or make a distribution consisting exclusively of cash to all or substantially all holders of its Common Shares to the extent that the aggregate of all such cash dividends or distributions paid in any quarter exceeds the Dividend Threshold Amount for such quarter, the Conversion Rate shall be adjusted based on the following formula:

CR¢ = CR0	x	SP0 – T

SP0 – C

          where
CR0	=	the Conversion Rate in effect immediately prior to the Ex-Date for such distribution;

CR¢	=	the Conversion Rate in effect as of the Ex-Date for such distribution;

SP0	=	the average of the Last Reported Sale Prices of the Common Shares over the period of ten consecutive Trading Days ending the Business Day immediately preceding the record date (as defined in clause (f) of this Section) for such distribution (or, if earlier, the Ex-Date relating to such distribution);

T	=	the dividend threshold amount (“Dividend Threshold Amount”), which amount shall initially be $0.15 per quarter and which shall be appropriately adjusted from time to time for any share dividends on, or subdivisions or combinations of, Common Shares; provided, that if a Conversion Rate adjustment is required to be made as a result of a distribution that is not a quarterly dividend either in whole or in part, the Dividend Threshold Amount shall be deemed to be zero; and

C	=	the amount in cash per share that the Company distributes to holders of Common Shares.
Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution; provided that if the portion of the cash so distributed applicable to one Common Share is equal to or greater than SP0 above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Noteholder shall have the right to receive upon conversion of a Note (or any portion thereof) the amount of cash such Holder would have received had such Holder owned a number of shares equal to the Conversion Rate on the record date. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
          For the avoidance of doubt, for purposes of this Section 8.04(d), in the event of any reclassification of the Common Shares, as a result of which the Notes become convertible into more than one class of Common Shares, if an adjustment to the Conversion Rate is required pursuant to this Section 8.04(d), references in this Section to one Common Share or Last Reported Sale Price of one Common Share shall be deemed to refer to a unit or to the price of a unit consisting of the number of shares of each class of Common Shares into which the Notes are then convertible equal to the number of shares of such class issued in respect of one Common Share in such reclassification. The above provisions of this paragraph shall similarly apply to successive reclassifications.

               (e) In case the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for all or any portion of the Common Shares, to the extent that the cash and value of any other consideration included in the payment per Common Share exceeds the Last Reported Sale Price of the Common Shares on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Rate shall be increased based on the following formula:

CR¢ = CR0	x	AC + (SP¢ x OS¢)

SP¢ x OS0
          where
CR0	=	the Conversion Rate in effect on the date such tender or exchange offer expires;

CR¢	=	the Conversion Rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Trustees) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires;

OS¢	=	the number of Common Shares outstanding immediately after the date such tender or exchange offer expires; and

SP¢	=	the average of the Last Reported Sale Prices of Common Shares over the ten consecutive Trading Day period commencing on the Trading Day next succeeding the date such tender or exchange offer expires, such adjustment to become effective immediately prior to the opening of business on the day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting all or any such purchases or all or any portion of such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had only been made in respect of the purchases that had been effected. No adjustment to the Conversion Rate will be made if the application of the foregoing formulae would result in a decrease in the Conversion Rate.
               (f) For purposes of this Section 8.04 the term “record date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares have the right to receive any cash, securities or other property or in which the Common Shares (or other applicable security) is converted for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Trustees or by statute, contract or otherwise).
               (g) In addition to those required by clauses (a), (b), (c), (d), and (e) of this Section 8.04, and to the extent permitted by applicable law and subject to the applicable rules of the New York Stock Exchange, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 days if the Board of Trustees determines that such increase would be in the Company’s best interest. In addition, the Company may also (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Shares or rights to purchase Common Shares in connection with any dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall mail to the Holder of each Note at his last address appearing on the Security Register a notice of the increase at least five days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.
               (h) All calculations and other determinations under this Article VIII shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment shall be made for the Company’s issuance of Common Shares or any securities convertible into or exchangeable for Common Shares, or the right to purchase Common Shares or such convertible or exchangeable securities, other than as provided in this Section 8.04. No adjustment shall be made to the Conversion Rate unless such adjustment would require a change of at least 1% in the Conversion Rate then in effect at such time. The Company shall carry forward any adjustments that are less than 1% of the Conversion Rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon a Fundamental Change, upon any call of the Notes for redemption or upon maturity.
               (i) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. The Trustee and Conversion Agent may conclusively rely on the accuracy of the Conversion Rate adjustment provided by the Company. Unless and until a Responsible Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the Holder of each Note at his last address appearing on the Security Register, within thirty (30) days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

               (j) For purposes of this Section 8.04, the number of Common Shares at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares.
          Notwithstanding the foregoing provisions of this Section 8.04, in no event will the total number of Common Shares issuable upon conversion exceed 74.6268 per $1,000 principal amount of Notes (subject to adjustment in the same manner or as set forth in clauses (a), (b) and (c) of this Section 8.04).
          Section 8.05 Shares to be Fully Paid. Subject to Section 8.02(k), the Company shall provide, free from preemptive rights, sufficient Common Shares to provide for conversion of the Notes from time to time as such Notes are presented for conversion.
          Section 8.06 Effect of Reclassification, Consolidation, Merger or Sale. If any of the following events occur, namely (i) any reclassification or change of the outstanding Common Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination), (ii) any consolidation, merger or combination of the Company with another Person, or (iii) any sale or conveyance of all or substantially all of the property and assets of the Company to any other Person, in each case as a result of which holders of Common Shares shall be entitled to receive stock, other securities or other property, assets or cash (or any combination thereof) with respect to or in exchange for such Common Shares (any such event a “Reorganization Event”), then:
               (a) the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which, as evidenced in an Opinion of Counsel delivered to the Trustee, shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture if such supplemental indenture is then required to so comply) providing for the conversion and settlement of the Notes as set forth in this Tenth Supplemental Indenture. Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article and the Trustee may conclusively rely on the determination by the Company of the equivalency of such adjustments. If, in the case of any Reorganization Event, the Reference Property includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such reclassification, change, consolidation, merger, combination, sale or conveyance, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Trustees shall reasonably consider necessary by reason of the foregoing, including to the extent required by the Board of Trustees and practicable the provisions providing for the repurchase rights set forth in Article 9 herein.
          In the event the Company shall execute a supplemental indenture pursuant to this Section 8.06, the Company shall, in addition to the Officers’ Certificate and Opinion of Counsel required by Section 102 of the Base Indenture, file with the Trustee an Officers’ Certificate briefly stating the kind or amount of cash, securities or property or asset that will constitute the

Reference Property after any such Reorganization Event, any adjustment to be made with respect thereto, and the Trustee shall promptly mail notice thereof to all Noteholders.
               (b) Notwithstanding the provisions of Section 8.02(a), and subject to the provisions of Section 8.01, at the effective time of such Reorganization Event, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such Note by reference to the kind and amount of stock, other securities or other property, assets or cash (or any combination thereof) that such holder of Notes would have owned immediately after such Reorganization Event if such holder had converted their Notes immediately prior to such Reorganization Event (the “Reference Property”). For purposes of the foregoing, where a Reorganization Event involves consideration based upon any form of stockholder election, the consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares that affirmatively make such an election. The Company shall not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a Holder of Notes to convert its Notes in accordance with the provisions of Article VIII hereof prior to the effective date of a Reorganization Event. For the avoidance of doubt, adjustments to the Conversion Rate set forth under Section 8.04 do not apply to distributions to the extent that the right to convert Notes has been changed into the right to convert into Reference Property.
               (c) The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Noteholder, at his address appearing on the Security Register, within thirty (30) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.
               (d) The above provisions of this Section shall similarly apply to successive Reorganization Events.
          Section 8.07 Certain Covenants. The Company covenants that all Common Shares delivered upon conversion of Notes will be fully paid and non-assessable by the Company and free from all taxes, liens and changes with respect to the issue thereof.
          Section 8.08 Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Noteholder to determine the Conversion Rate or whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to transfer or deliver any Common Shares or share certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article.

          Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 8.06 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Noteholders upon the conversion of their Notes after any event referred to in such Section 8.06 or to any adjustment to be made with respect thereto, but, subject to the provisions of Article Six of the Base Indenture, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate with respect thereto.
          Section 8.09 Notice to Holders Prior to Certain Actions.
          In case:
               (a) the Company shall declare a dividend (or any other distribution) on its Common Shares that would require an adjustment in the Conversion Rate pursuant to Section 8.04; or
               (b) the Company shall authorize the granting to all of the holders of its Common Shares of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants;
               (c) of any reclassification of the Common Shares of the Company (other than a subdivision or combination of its outstanding Common Shares, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or
               (d) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company shall cause to be filed with the Trustee and to be mailed to each Noteholder at his address appearing on the Security Register as promptly as possible but in any event at least thirty (30) days prior to the applicable date specified in clause (x) or (y) below, as the case may be, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Shares of record shall be entitled to convert their Common Shares for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up.

          Section 8.10 Shareholder Rights Plans. Upon conversion of the Notes, the Holders shall receive, in addition to any Common Shares issuable upon such conversion, the associated rights issued under any future shareholder rights plan the Company adopts unless, prior to conversion, the rights have separated from the Common Shares, expired, terminated or been redeemed or converted in accordance with such rights plan. If, and only if, the Holders receive rights under such shareholder rights plans as described in the preceding sentence upon conversion of their Notes, then no other adjustment pursuant to this Article VIII shall be made in connection with such shareholder rights plans.
          Section 8.11 Ownership Limit. Notwithstanding any other provision of this Tenth Supplemental Indenture or the Notes (a) no Holder of Notes (or beneficial owner of Notes) shall be entitled to convert such Notes for Common Shares to the extent that receipt of such shares would cause such Holder (or beneficial owner of Notes) (together with such Holder’s (or beneficial owner’s) affiliates) to exceed the applicable ownership limit contained in the declaration of trust of the Company and (b) no Holder of Notes (or beneficial owner of Notes) shall have any right to receive cash or other consideration in lieu of Common Shares upon conversion of the Notes to the extent such conversion would otherwise cause (if fully converted into Common Shares) such Holder (together with such Holder’s Affiliates) to exceed such ownership limit; provided that any such Holder shall be entitled to receive on the same basis as other Holders cash paid upon redemption or a repurchase upon a Fundamental Change.
ARTICLE IX
REPURCHASE OF NOTES AT OPTION OF HOLDERS
          Section 9.01 Intentionally Omitted.
          Section 9.02 Repurchase at Option of Holders Upon a Fundamental Change.
               (a) If a Fundamental Change occurs at any time, then each Noteholder shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes or any portion thereof that is a multiple of $1,000 principal amount, for cash on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than twenty (20) Business Days and not more than thirty-five (35) Business Days after the date of the Fundamental Change Company Notice (as defined below) at a repurchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”).
          Repurchases of Notes under this Section 9.02 shall be made, at the option of the Holder thereof, upon:
               (i) delivery to the Trustee (or other Paying Agent appointed by the Company) by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth on the reverse of the Note prior to the close of business on the Fundamental Change Repurchase Date; and

               (ii) delivery or book-entry transfer of the Notes to the Trustee (or other Paying Agent appointed by the Company) at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements) at the Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company) in the Borough of Manhattan, such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor; provided that such Fundamental Change Repurchase Price shall be so paid pursuant to this Section 9.02 only if the Note so delivered to the Trustee (or other Paying Agent appointed by the Company) shall conform in all respects to the description thereof in the related Fundamental Change Repurchase Notice.
The Fundamental Change Repurchase Notice shall state:
               (A) if certificated, the certificate numbers of Notes to be delivered for repurchase;
               (B) the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and
               (C) that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Tenth Supplemental Indenture.
          Any repurchase by the Company contemplated pursuant to the provisions of this Section 9.02 shall be consummated by the delivery of the consideration to be received by the Holder promptly following the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer or delivery of the Note.
          The Trustee (or other Paying Agent appointed by the Company) shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof in accordance with the provisions of Section 9.02(c).
          Any Note that is to be repurchased only in part shall be surrendered to the Trustee (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered.
               (b) On or before the twentieth day after the occurrence of any Fundamental Change, the Company shall provide to all Holders of record of the Notes and the Trustee and Paying Agent a notice (the “Fundamental Change Company Notice”) of the occurrence of such Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. Such mailing shall be by first class mail. Simultaneously with providing such Fundamental Change Company Notice, the Company shall publish a notice containing the information included therein once in a newspaper of general circulation in The City of New York or publish such information on the Company’s website or through such other public medium as the Company may use at such time.
          Each Fundamental Change Company Notice shall specify:
               (i) the events causing the Fundamental Change;
               (ii) the date of the Fundamental Change;
               (iii) that the Holder must exercise the repurchase right on or prior to the close of business on the Fundamental Change Repurchase Date;
               (iv) the Fundamental Change Repurchase Price;
               (v) the Fundamental Change Repurchase Date;
               (vi) the name and address of the Paying Agent and the Conversion Agent;
               (vii) the applicable Conversion Rate and any adjustments to the applicable Conversion Rate;
               (viii) that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Tenth Supplemental Indenture; and
               (ix) the procedures that Holders must follow to require the Company to repurchase their Notes.
          No failure of the Company to give the foregoing notices and no defect therein shall limit the Noteholders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 9.02.
               (c) A Fundamental Change Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Trustee and Paying Agent in accordance with the Fundamental Change Company Notice at any time prior to the close of business on the Business Day prior to the Fundamental Change Repurchase Date, specifying:
               (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted;
               (ii) if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

               (iii) the principal amount, if any, of such Notes that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;
provided, however, that if the Notes are not in certificated form, the notice must comply with appropriate procedures of the Depositary.
          (d) On or prior to 11:00 a.m. (local time in The City of New York) on the second Business Day following the Fundamental Change Repurchase Date, the Company will deposit with the Trustee (or other Paying Agent appointed by the Company or if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust in accordance with the Base Indenture as modified by this Tenth Supplemental Indenture) an amount of money sufficient to repurchase on the Fundamental Change Repurchase Date all of the Notes to be repurchased on such date at the Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other Paying Agent appointed by the Company), payment for Notes surrendered for repurchase (and not withdrawn) prior to the close of business on the Fundamental Change Repurchase Date will be made promptly after the later of (x) the Fundamental Change Repurchase Date with respect to such Note (provided the Holder has satisfied the conditions to the payment of the Fundamental Change Repurchase Price in Section 9.02), and (y) the time of book-entry transfer or the delivery of such Note to the Trustee (or other Paying Agent appointed by the Company) by the Holder thereof in the manner required by Section 9.02 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Security Register, provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Trustee shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price.
          (e) If the Trustee (or other Paying Agent appointed by the Company) holds money or securities sufficient to repurchase on the Fundamental Change Repurchase Date all the Notes or portions thereof that are to be purchased as of the second Business Day following the Fundamental Change Repurchase Date, then on and after the Fundamental Change Repurchase Date (i) such Notes will cease to be Outstanding, (ii) interest will cease to accrue on such Notes, and (iii) all other rights of the Holders of such Notes will terminate, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or Paying Agent, other than the right to receive the Fundamental Change Repurchase Price upon delivery of the Notes.
          (f) The provisions of Article Thirteen of the Base Indenture shall not be applicable to the Notes.

ARTICLE X
MISCELLANEOUS PROVISIONS
          Section 10.01 Ratification of Base Indenture. Except as expressly modified or amended hereby, the Base Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved and the provisions thereof shall be applicable to the Notes and this Tenth Supplemental Indenture. Without limiting the generality of the foregoing, the Notes shall have the benefit of Article Three of the Second Supplemental Indenture to the Base Indenture in accordance with its terms.
          Section 10.02 Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Tenth Supplemental Indenture shall bind its successors and assigns whether so expressed or not.
          Section 10.03 Official Acts by Successor Corporation. Any act or proceeding by any provision of this Tenth Supplemental Indenture authorized or required to be done or performed by any board, committee or officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or entity that shall at the time be the lawful sole successor of the Company.
          Section 10.04 Addresses for Notices, Etc. Any notice or demand which by any provision of this Tenth Supplemental Indenture is required or permitted to be given or served by the Trustee or by the Noteholders on the Company shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Company with the Trustee) to ProLogis, 4545 Airport Way, Denver, Colorado 80239, Attention: General Counsel. Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed to U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust Services/ProLogis.
          The Trustee, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.
          Any notice or communication mailed to a Noteholder shall be mailed to him by first class mail, postage prepaid, at his address as it appears on the Security Register and shall be sufficiently given to him if so mailed within the time prescribed.
          Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
          Section 10.05 Governing Law. THIS TENTH SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE

CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED THEREIN.
          Section 10.06 Non-Business Day. Section 113 of the Base Indenture shall also apply to any Fundamental Change Purchase Date or Conversion Date in respect of the Notes.
          Section 10.07 Benefits of Indenture. Nothing in this Tenth Supplemental Indenture or in the Notes, expressed or implied, shall give to any person, other than the parties hereto, any Paying Agent, any authenticating agent, any Security Registrar and their successors hereunder, the Noteholders, any benefit or any legal or equitable right, remedy or claim under this Tenth Supplemental Indenture.
          Section 10.08 Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Tenth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
          Section 10.09 Execution in Counterparts. This Tenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
          Section 10.10 Trustee. The Trustee makes no representations as to the validity or sufficiency of this Tenth Supplemental Indenture. The statements and recitals herein are deemed to be those of the Company and not of the Trustee.
          Section 10.11 Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Tenth Supplemental Indenture.
          Section 10.12 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
          Section 10.13 Force Majeure. In no event shall the Trustee or Conversion Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

          IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed as of the date first written above,

PROLOGIS
By:	/s/ Phillip D. Joseph, Jr.
	Name:	Phillip D. Joseph, Jr.
	Title:	Senior Vice President & Treasurer

[SEAL]

Attest:
By:	/s/ David Grawemeyer
	Name:	David Grawemeyer
	Title:	Managing Director and Deputy General Counsel

[Tenth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Thomas E. Tabor
	Name:	Thomas E. Tabor
	Title:	Vice President

[Tenth Supplemental Indenture]

SCHEDULE A

	Stock Price
Effective Date	$13.40	$15.00	$17.50	$20.00	$22.50	$25.00
March 16, 2010	16.7765	13.1608	8.1976	5.1554	3.2512	2.0393
March 15, 2011	16.7765	12.9280	7.8232	4.7552	2.8834	1.7279
March 15, 2012	16.7765	12.4979	7.2319	4.1631	2.3658	1.3110
March 15, 2013	16.7765	11.7694	6.3041	3.2875	1.6518	0.7814
March 15, 2014	16.7765	10.5088	4.7035	1.8907	0.6585	0.1765
March 15, 2015	16.7765	8.8164	0.0000	0.0000	0.0000	0.0000

	Stock Price
Effective Date	$27.50	$30.00	$32.50	$35.00	$37.50	$40.00
March 16, 2010	1.2602	0.7572	0.4334	0.2282	0.1038	0.0349
March 15, 2011	1.0108	0.5662	0.2937	0.1328	0.0455	0.0055
March 15, 2012	0.6940	0.3377	0.1397	0.0396	0.0000	0.0000
March 15, 2013	0.3305	0.1106	0.0174	0.0000	0.0000	0.0000
March 15, 2014	0.0207	0.0000	0.0000	0.0000	0.0000	0.0000
March 15, 2015	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Sch. A-1

EXHIBIT A
[FORM OF FACE OF NOTE]
[Include only for Global Notes]
          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Exh. A-1

PROLOGIS
3.25% Convertible Senior Notes due 2015

No.	$

CUSIP No. 743410 AY8
          PROLOGIS, a real estate investment trust organized and existing under the laws of the State of Maryland (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CEDE & CO.], or registered assigns, the principal sum of [___] ($[___]) or such other principal amount as shall be set forth on the Schedule I hereto on March 15, 2015.
          This Security shall bear interest at the rate of 3.25% per year from March 16, 2010, or from the most recent date to which interest had been paid or provided. Interest is payable semi-annually in arrears on each March 15 and September 15, commencing September 15, 2010, to Holders of record at the close of business on the preceding March 1 and September 1, respectively. Interest payable on each Interest Payment Date shall equal the amount of interest accrued from, and including the immediately preceding Interest Payment Date (or from and including March 16, 2010, if no interest has been paid hereon) to but excluding such Interest Payment Date.
          Payment of the principal and interest, on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, City of New York, or elsewhere as provided in the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of interest, may be made by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) transfer to an account of the Person entitled thereto located inside the United States; provided further, however, that, with respect to any Holder of Securities with an aggregate principal amount in excess of $1,000,000, at the application of such Holder in writing to the Company, interest on such Holder’s Securities shall be paid by wire transfer in immediately available funds to such Holder’s account in the United States supplied by such Holder from time to time to the Trustee and Paying Agent (if different from the Trustee) not later than the applicable record date.
          Reference is made to the further provisions of this Security set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Security the right to convert this Security into Common Shares of the Company on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.
          This Security shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed therein.

Exh. A-2

          This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.
[Remainder of page intentionally left blank]

Exh. A-3

     Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by the undersigned officer.

PROLOGIS
By:
	Name:	[_____]
	Title:	[_____]

Attest
By:
	Name:	[_____]
	Title:	[_____]

Dated: [___], 20[___]
TRUSTEE’S CERTIFICATE OF AUTHENTICATION:
     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as successor trustee
By:
Authorized Officer

Exh. A-4

[FORM OF REVERSE OF NOTE]
PROLOGIS
3.25% Convertible Senior Notes due 2015
          This Security is one of a duly authorized issue of Securities of the Company, designated as its 3.25% Convertible Senior Notes due 2015 (herein called the “Securities”), issued under and pursuant to an Indenture dated as of March 1, 1995, as supplemented with respect to the Securities by the Second Supplemental Indenture, dated as of November 2, 2005, the Ninth Supplemental Indenture, dated as of October 1, 2009 and the Tenth Supplemental Indenture, dated as of March 16, 2010 (as so supplemented, herein called the “Indenture”), between the Company and U.S. Bank National Association (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. Additional Securities may be issued in an unlimited aggregate principal amount, subject to certain conditions specified in the Indenture. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.
          In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of and interest on all Securities may be declared, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.
          Prior to March 15, 2015, the Company may not redeem the Securities except to preserve the Company’s status as a real estate investment trust as described in Section 3.01 of the Tenth Supplemental Indenture. Any such redemption shall be upon at least 30 days’ and no more than 60 days’ notice to Holders of the Securities.
          Subject to the terms and conditions of the Indenture, the Company will make all payments and deliveries in respect of the Fundamental Change Repurchase Price, the Redemption Price and the principal amount on the Maturity Date, as the case may be, to the Holder who surrenders a Security to a Paying Agent to collect such payments in respect of the Security. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.
          The Indenture contains provisions permitting the Company and the Trustee in certain circumstances, without the consent of the Holders of the Securities, and in other circumstances, with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities; provided, however, that no such supplemental indenture shall make any of the changes set forth in Section 6.02 of the Tenth Supplemental Indenture, without the consent of each Holder of an Outstanding Security affected thereby. It is

Exh. A-5

also provided in the Indenture that, prior to any declaration accelerating the maturity of the Securities, the Holders of a majority in principal amount of the Securities at the time Outstanding may on behalf of the Holders of all of the Securities waive any past default or Event of Default under the Indenture and its consequences except as provided in the Indenture. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.
          No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and accrued and unpaid interest on this Security at the place, at the respective times, at the rate and in the lawful money herein prescribed.
          The Securities are issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or exchange of Securities, Securities may be exchanged for a like aggregate principal amount of Securities of other authorized denominations.
          The Securities are not subject to redemption through the operation of any sinking fund. Section 1004, Section 1006, Section 1007 and Section 1011 of the Indenture shall not apply to the Securities.
          Upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Securities or any portion thereof (in principal amounts of $1,000 or integral multiples thereof) on the Fundamental Change Repurchase Date at a price equal to 100% of the principal amount of the Securities such holder elects to require the Company to repurchase, together with accrued and unpaid interest to but excluding the Fundamental Change Repurchase Date. The Company or, at the written request of the Company, the Trustee shall mail to all Holders of record of the Securities a notice of the occurrence of a Fundamental Change and of the repurchase right arising as a result thereof on or before the twentieth day after the occurrence of any Fundamental Change.
          Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, at any time prior to the close of business on the Trading Day immediately preceding the Maturity Date, to convert any Securities or portion thereof which is $1,000 or an integral multiple thereof, into Common Shares at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture, upon surrender of this Security, together with a Notice of Conversion, a form of which is attached to this Security, as provided in the Indenture and this Security, to the Company at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, City of New York or elsewhere as provided in the Indenture, and, unless the shares issuable on conversion are to be issued in the same name as this Security, duly endorsed by, or accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or by his duly authorized attorney. The initial

Exh. A-6

Conversion Rate is 57.8503 shares for each $1,000 principal amount of Securities. No fractional Common Shares will be issued upon any conversion, but an adjustment in cash will be paid to the Holder, as provided in the Indenture, in respect of any fraction of a share which would otherwise be issuable upon the surrender of any Security or Securities for conversion. No adjustment shall be made for dividends or any shares issued upon conversion of such Security except as provided in the Indenture.
          Upon due presentment for registration of transfer of this Security at the office or agency of the Company in the Borough of Manhattan, City of New York, a new Security or Securities of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange thereof, subject to the limitations provided in the Indenture, without charge except for any tax, assessments or other governmental charge imposed in connection therewith.
          The Company, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Security Registrar may deem and treat the registered Holder hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, for the conversion hereof and for all other purposes, and neither the Company nor the Trustee nor any other authenticating agent nor any Paying Agent nor any other Conversion Agent nor any Security Registrar shall be affected by any notice to the contrary. All payments made to or upon the order of such registered Holder shall, to the extent of the sum or sums paid, satisfy and discharge liability for monies payable on this Security.
          No recourse for the payment of the principal of, or accrued and unpaid interest on, this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer, trustee, director or subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.
          Terms used in this Security and defined in the Indenture are used herein as therein defined.
          Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TENANT (=tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform gift to Minors Act).

Exh. A-7

Schedule I
PROLOGIS
3.25% Convertible Senior Notes due 2015
     No.

		Notation Explaining	Authorized Signature
		Principal Amount	of Trustee or
Date	Principal Amount	Recorded	Custodian

Exh. A-8

Schedule I
FORM OF CONVERSION NOTICE
To: PROLOGIS
          The undersigned registered owner of this Security hereby exercises the option to convert this Security, or the portion hereof (which is $1,000 principal amount or an integral multiple thereof) below designated, into Common Shares in accordance with the terms of the Indenture referred to in this Security, and directs that the shares issuable and deliverable upon such conversion together with any check in payment of the cash in respect of fractional shares and any Securities representing any unconverted principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If shares or any portion of this Security not converted are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Any amount required to be paid to the undersigned on account of interest accompanies this Security.

Dated:

Signature(s)

Signature Guarantee
Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, if Common Shares are to be issued, or Securities to be delivered, other than to and in the name of the registered holder.

Exh. A-9

Fill in for registration of shares if to be issued, and Securities if to be delivered, other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)

Please print name and address

Principal amount to be converted (if less than all): $___,000

Social Security or Other Taxpayer Identification Number

Exh. A-10

FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE
          To: PROLOGIS
          The undersigned registered owner of this Security hereby acknowledges receipt of a notice from ProLogis (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and requests and instructs the Company to repay the entire principal amount of this Security, or the portion thereof (which is $1,000 principal amount or an integral multiple thereof) below designated, in accordance with the terms of the Indenture referred to in this Security, to the registered holder hereof.

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number Principal amount to be repaid (if less than all): $___,000
NOTICE:
The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatever.

Exh. A-11

FORM OF ASSIGNMENT AND TRANSFER
          For value received __________ hereby sell(s), assign(s) and transfer(s) unto __________ (Please insert social security or Taxpayer Identification Number of assignee) the within Security, and hereby irrevocably constitutes and appoints __________ attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature Guarantee
Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, if Common Shares are to be issued, or Securities to be delivered, other than to and in the name of the registered holder.
NOTICE: The signature on the conversion notice, the option to elect repurchase upon a Fundamental Change or the assignment must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatever.

Exh. A-12